 EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TORVEC, INC.

Under Section 805 of the Business Corporation Law

The undersigned Chief Executive Officer of Torvec, Inc. does hereby certify as follows:

1.     The name of the Corporation is Torvec, Inc.

2.     The certificate of incorporation was filed by the New York Secretary of State on September 25, 1996.

3.     The certificate of incorporation is hereby amended to change the name of the Corporation. To effect this change, Paragraph 1 of the certificate of incorporation is amended and restated to read in its entirety as follows:

“1.     The name of the Corporation is CurAegis Technologies, Inc.”

4.     The foregoing amendment of the certificate of incorporation was authorized by the unanimous written consent of the board of directors followed by a vote of a majority of the holders of all outstanding shares entitled to vote thereon at a meeting of shareholders of the Corporation.

IN WITNESS WHEREOF, this certificate has been subscribed this 16th day of June, 2016, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Richard A. Kaplan

Richard A. Kaplan, Chief Executive Officer